INVESTMENT ADVISORY AGREEMENT
                               NATIONS FUND, INC.


              THIS AGREEMENT is made as of this 1st day of January, 1996, by and between NATIONS FUND, INC., a Maryland corporation (the "Company"), and NATIONSBANC ADVISORS, INC., a North Carolina corporation (the "Adviser"), on behalf of those portfolios of the Company now or hereafter identified on
Schedule I hereto (each a "Fund" and, collectively, the "Funds").

                                    RECITALS

              WHEREAS, the Company is registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended (the "1940 Act") as an open-end, series management investment company; and

              WHEREAS, the Adviser is registered with the Commission under the Investment Advisers Act of 1940, as amended (the "Advisers Act") as an investment adviser; and

              WHEREAS, the Company and the Adviser desire to enter into an agreement to provide for investment advisory services to the Company upon the terms and conditions hereinafter set forth; and

              WHEREAS, the Company and the Adviser contemplate that certain duties of the Adviser under this Agreement will be delegated to one or more sub-investment adviser(s) (the "Sub-Adviser(s)") pursuant to separate sub-advisory agreement(s) (the "Sub-Advisory Agreement(s)");

              NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

              1. Advisory Services. The Adviser shall act as investment adviser for the Funds and shall, in such capacity, manage and supervise the investment and reinvestment of the cash, securities or other properties comprising the Funds' assets, subject at all times to the policies and control of the Company's Board of Directors. The Adviser shall give the Funds the benefit of its best judgment, efforts and facilities in rendering its services as investment adviser.

              2. Investment Analysis and Implementation. In carrying out its obligations under paragraph 1 hereof, the Adviser shall:

                            (a) obtain and evaluate pertinent information about
              significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Funds specifically, and whether concerning the individual issuers whose securities are included in the Funds


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

               or the activities in which such issuers engage, or with respect to securities which the Adviser considers desirable for inclusion in the Funds;

                            (b) invest and reinvest, on an ongoing basis, assets
              held in the Funds in strict accordance with the investment policies of the Funds as set forth in the registration statement of the Company with respect to the Funds, as the same may be amended from time to time;

                            (c) in accordance with policies and procedures
              established by the Company's Board of Directors, select brokers and dealers to execute portfolio transactions for the Funds and select the markets on or in which the transactions will be executed;

                            (d) vote, either in person or by general or limited
              proxy, or refrain from voting, any securities held in the Funds for any purposes; exercise or sell any subscription or conversion rights; consent to and join in or oppose any voting trusts, reorganizations, consolidations, mergers, foreclosures and liquidations and in connection therewith, deposit securities, and accept and hold other property received therefor;

                            (e) determine on an ongoing basis the overall
              investment strategy with respect to the Funds, and ensure on an ongoing basis adherence to such strategy;

                            (f) use the same skill and care in providing
              services to the Funds as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

                            (g) furnish the Company's Board of Directors with
              such periodic and special reports as the Board of Directors may request; and

                            (h) take, on behalf of the Funds, all actions which
              appear necessary to carry into effect such purchase and sale programs and supervisory functions set forth in this Paragraph 2.

              3. Delegation of Responsibilities. Subject to the approval of the Company's Board of Directors and, if required, the shareholders of the Funds, the Adviser may, pursuant to the Sub-Advisory Agreement(s), delegate to the Sub-Adviser(s) those of its duties hereunder identified in the Sub-Advisory Agreement(s), provided that the Adviser shall continue to supervise and monitor the performance of the duties delegated to the Sub-Adviser(s) and any such delegation shall not relieve the Adviser of its duties and obligations under this Agreement. The Adviser shall be solely responsible for compensating the Sub-Adviser(s) for services rendered under the Sub-Advisory Agreement(s).

              4. Control by Board of Directors. Any investment activities undertaken by the Adviser pursuant to this Agreement, as well as any other activities undertaken by the Adviser on


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

behalf of the Funds, shall at all times be subject to any directives of the Company's Board of Directors.

              5. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Adviser shall at all times conform to:

                            (a) all applicable provisions of the 1940 Act, the
              Advisers Act and any rules and regulations adopted thereunder;

                            (b) the provisions of the registration statement of
              the Company, as the same may be amended from time to time, under the Securities Act of 1933 and the 1940 Act;

                            (c) the provisions of the Articles of Incorporation
              of the Company, as the same may be amended from time to time;

                            (d) the provisions of the By-laws of the Company, as
              the same may be amended from time to time; and

                            (e) any other applicable provisions of state or
              federal law.

              6. Broker-Dealer Relationships. The Adviser is responsible for the purchase and sale of securities for the Funds, broker-dealer selection, and negotiation of brokerage commission rates. The Adviser's primary consideration in effecting a security transaction will be to obtain the best price and execution. In selecting a broker-dealer to execute each particular transaction for a Fund, the Adviser will take the following into consideration: the best net price available, the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the Fund on a continuing basis. Accordingly, the price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies as the Company's Board of Directors may from time to time determine, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser with respect to the Fund and to other clients of the Adviser. The Adviser is further authorized to allocate the orders placed by it on behalf of the Funds to brokers and dealers who also provide research or statistical material, or other services to the Funds or to the Adviser. Such allocation shall be in such amounts and proportions as the Adviser shall determine and the Adviser will report on said allocations regularly to the Board of


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

Directors of the Company indicating the brokers to whom such allocations have been made and the basis therefor.

              7. Compensation. The Company shall pay the Adviser as compensation for services rendered hereunder fees, payable monthly, at the annual rates indicated on Schedule I hereto, as such Schedule may be amended or supplemented from time to time.

              The average daily net asset value of the Funds shall be determined in the manner set forth in the Company's Articles of Incorporation and registration statement, as amended from time to time.

              8. Expenses of the Funds. All of the ordinary business expenses incurred in the operations of the Funds and the offering of their shares shall be borne by the Funds unless specifically provided otherwise in this Agreement. These expenses borne by the Funds include, but are not limited to, brokerage commissions, taxes, legal, auditing, or governmental fees, the cost of preparing share certificates, custodian, transfer agent and shareholder service agent costs, expenses of issue, sale, redemption and repurchase of shares, expenses of registering and qualifying shares for sale, expenses relating to directors and shareholder meetings, the cost of preparing and distributing reports and notices to shareholders, the fees and other expenses incurred by the Funds in connection with membership in investment company organizations and the cost of printing copies of prospectuses and statements of additional information distributed to the Funds' shareholders.

              9. Expense Limitation. If, for any fiscal year, the total of all ordinary business expenses of a Fund, including all investment advisory fees, but excluding brokerage commissions, fees, taxes, interest and extraordinary expenses, such as litigation costs, would exceed the applicable expense limitations imposed by state securities regulations in any state in which the Funds' shares are qualified for sale, as such limitations may be raised or lowered from time to time, the aggregate of all such investment advisory fees shall be reduced by the amount of such excess. The amount of any such reduction to be borne by the Adviser shall be deducted from the monthly investment advisory fee otherwise payable to the Adviser during such fiscal year. If required pursuant to such state securities regulations, the Adviser will, not later than the last day of the first month of the next succeeding fiscal year, reimburse the Fund for any such annual operating expenses (after reduction of all investment advisory fees in excess of such limitation). For the purposes of this paragraph, the term "fiscal year" shall exclude the portion of the current fiscal year which shall have elapsed prior to the date hereof and shall include the portion of the current fiscal year which shall have elapsed at the date of termination of this Agreement.

              10. Non-Exclusivity. The services of the Adviser to the Funds are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory and administrative or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that officers or directors of the Adviser may serve as officers and directors of the Company, and that officers or directors of the Company may serve as officers or directors of the Adviser, to the extent that such services may be permitted by law,

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

and that the officers and directors of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment advisory companies.

              11. Records. The Adviser shall, with respect to orders the Adviser places for the purchase and sale of portfolio securities of the Funds, maintain or arrange for the maintenance of the documents and records required pursuant to Rule 31a-1 under the 1940 Act as well as such records as the Funds' administrator reasonably requests to be maintained, including, but not limited to, trade tickets and confirmations for portfolio trades. All such records shall be maintained in a form acceptable to the Funds and in compliance with the provisions of Rule 31a-1. All such records will be the property of the Funds and will be available for inspection and use by the Funds. The Adviser will promptly notify the Funds' administrator if it experiences any difficulty in maintaining the records in an accurate and complete manner.

              12. Term and Approval. This Agreement shall become effective with respect to a Fund when approved in accordance with the requirements of the 1940 Act, and shall thereafter continue from year to year, provided that the continuation of the Agreement is specifically approved at least annually:

                     (a) (i) by the Company's Board of Directors or (ii) by the
              vote of "a majority of the outstanding voting securities" of the Fund (as defined in Section 2(a)(42) of the 1940 Act), and

                     (b) by the affirmative vote of a majority of the Company's
              Directors who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of a party to this Agreement (other than as Directors of the Company), by votes cast in person at a meeting specifically called for such purpose.

           13. Termination. This Agreement may be terminated with respect to a Fund at any time, without the payment of any penalty, by vote of the Company's Board of Directors or by vote of a majority of a Fund's outstanding voting securities, or by the Adviser, on sixty (60) days' written notice to the other party. The notice provided for herein may be waived by the party entitled to receipt thereof. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for purposes of this paragraph having the meaning defined in Section 2(a)(4) of the 1940 Act.

           14. Liability of Adviser. In the absence of willful misfeasance, bad faith, negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser or any of its officers, directors, employees or agents, the Adviser shall not be subject to liability to the Company or to any shareholder of the Company for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

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

           15. Indemnification. In the absence of willful misfeasance, bad faith, negligence or reckless disregard of duties hereunder on the part of the Adviser or any of its officers, directors, employees or agents, the Company hereby agrees to indemnify and hold harmless the Adviser against all claims, actions, suits or proceedings at law or in equity whether brought by a private party or a governmental department, commission, board, bureau, agency or instrumentality of any kind, arising from the advertising, solicitation, sale, purchase or pledge of securities, whether of the Funds or other securities, undertaken by the Funds, their officers, directors, employees or affiliates, resulting from any violations of the securities laws, rules, regulations, statutes and codes, whether federal or of any state, by the Funds, their officers, directors, employees or affiliates. Federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and nothing herein shall constitute a waiver or limitation of any rights which a Fund may have and which may not be waived under any applicable federal and state securities laws.

           16. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Company shall be c/o Stephens Inc., 111 Center Street, Suite 300, Little Rock, Arkansas 72201 and that of the Adviser shall be One NationsBank Plaza, Charlotte, North Carolina 28255.

           17. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act or the Advisers Act shall be resolved by reference to such terms or provision of the 1940 Act or the Advisers Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act or the Advisers Act. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

           18. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement affecting a Fund shall be effective until approved by vote of a majority of the outstanding voting securities of such Fund. However, this shall not prevent the Adviser from reducing, limiting or waiving its fee.

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



           IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be executed in duplicate by their respective officers on the day and year first written above.

                                              NATIONS FUND, INC.
                                              on behalf of the Funds


                                          By:     /s/ A. Max Walker
                                              ----------------------------------
                                                A. Max Walker
                                                President and Chairman of the
                                                Board of Directors


                                          NATIONSBANC ADVISORS, INC.


                                          By:     /s/ Mark H. Williamson
                                              ----------------------------------
                                                Mark H. Williamson
                                                President and Director

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

                                   SCHEDULE I

         The Company shall pay the Adviser as full compensation for services provided and expenses assumed hereunder an advisory fee for each Fund, computed daily and payable monthly at the annual rates listed below as a percentage of the average daily net assets of the Fund:

------------------------------------------------------------ ---------------------------------------------------------
              Fund                                                       Rate of Compensation

------------------------------------------------------------ ---------------------------------------------------------
Nations Prime Fund                                           0.20%

------------------------------------------------------------ ---------------------------------------------------------
Nations Equity Income Fund                                   0.65% for the first $100 million, plus
                                                             0.60% in excess of $100 million and up to $250 million,
                                                             plus
                                                             0.50% in excess of $250 million

------------------------------------------------------------ ---------------------------------------------------------
Nations Treasury Fund                                        0.20%

------------------------------------------------------------ ---------------------------------------------------------
Nations Small Company Fund                                   0.90%

------------------------------------------------------------ ---------------------------------------------------------

Last Amended:  June 8, 2001


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




      IN WITNESS WHEREOF, the parties hereto have caused this amended Schedule I to be executed by their officers designated below as of the 8th day of June, 2001.


                                        NATIONS FUND, INC.
                                        on behalf of the Funds

                                         By:    /s/ Richard H. Blank, Jr.
                                              ---------------------------
                                              Richard H. Blank, Jr.
                                              Secretary


                                        BANC OF AMERICA ADVISORS, LLC
                                         (formerly NationsBanc Advisors, Inc.)

                                         By:    /s/ Robert H. Gordon
                                              ----------------------
                                              Robert H. Gordon
                                              President




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